Exhibit 99.1

News Release

Contact:	Investors	Media
	Steve Shriner	Mike McCoy
	(404) 827-6714	(404) 588-7230

For Immediate Release

July 26, 2010

SunTrust Commences Tender Offer for $750 Million of Existing

Debt Securities

ATLANTA— SunTrust Banks, Inc. (NYSE: STI) announced today that SunTrust Bank has commenced a cash tender offer (the “Tender Offer”) to purchase up to $750,000,000 aggregate principal amount (the “Maximum Tender Amount”) of certain of its currently outstanding subordinated debt securities (the “Notes”).

SunTrust Bank (“the Company”) is offering to purchase a portion of the outstanding Notes set forth in the table below having an aggregate principal amount of up to the Maximum Tender Amount. If the aggregate principal amount of the Notes subject to the Tender Offer that are validly tendered and not validly withdrawn exceeds the Maximum Tender Amount, then the Company will accept for payment only such portion of the Notes that does not result in purchasing Notes with an aggregate principal amount above the Maximum Tender Amount, and the Notes will be purchased in accordance with the Acceptance Priority Level set forth in the table below. The Company will purchase validly tendered and accepted Notes at the applicable Fixed Spread over the bid-side yield of the applicable Reference Treasury Security as listed in the table below and calculated by the dealer managers on the Price Determination Date, which the Company expects to be August 9, 2010 at 2:00 p.m. New York City time.

The Tender Offer will expire at 11:59 p.m., New York City time, on Friday, August 20, 2010, unless extended or earlier terminated. Holders who validly tender their Notes prior to 5:00 p.m., New York City time, on Friday, August 6, 2010 (such date and time, as the same may be extended, the “Early Tender Date”), unless extended or earlier terminated, will be entitled to receive a price based on the applicable Fixed Spread, subject to the terms and conditions set forth in the Offer to Purchase. Holders who validly tender Notes after the Early Tender Date, provided those Notes are accepted for purchase, will be entitled to receive only that price minus the Early Tender Premium. Accrued and unpaid interest up to, but not including, the settlement date will be paid in cash on all validly tendered and accepted Notes. The settlement date is expected to be on August 23, 2010. Holders who tender their Notes may withdraw such Notes at any time on or before 5:00 p.m., New York City time, on Friday, August 6, 2010, unless extended by the Company.

SunTrust Bank has appointed SunTrust Robinson Humphrey, Inc., Citigroup Global Markets Inc. and UBS Securities LLC as joint dealer managers for the Tender Offer. Any questions regarding the terms of the Tender Offer should be directed to the dealer managers, whose contact information appears on the back cover of the Offer to Purchase. Questions regarding procedures for tendering the Notes or requests for copies of the Offer to Purchase or letter of transmittal, which are available by request and without charge, should be directed to the Information Agent, Global Bondholder Services Corporation, who may be reached toll-free at (866) 470-4300; banks and brokers can call collect at (212) 430-3774.

SunTrust’s obligation to accept for purchase, and to pay for, Notes validly tendered pursuant to the Tender Offer (up to the Maximum Tender Amount) is subject to, and conditioned upon, the satisfaction of or, where applicable, its waiver of certain conditions defined within the Offer to Purchase. The Tender Offer is not conditioned on any minimum amount of Notes being tendered and the Company reserves the right to amend, extend or terminate the Tender Offer. Holders of the Notes are urged to read carefully the Offer to Purchase and related letter of transmittal before making a decision with respect to the Tender Offer.

This press release shall not constitute an offer to purchase or a solicitation of an offer to sell with respect to any securities. Any such offer or solicitation will be made only by means of the Offer to Purchase dated July 26, 2010.

Important Cautionary Statement About Forward-Looking Statements

This news release may contain forward-looking statements. Statements regarding the expected execution and timing of the Tender Offer are forward-looking statements. Also, any statement that does not describe historical or current facts is a forward-looking statement. These statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “initiatives,” “potentially,” “probably,” “projects,” “outlook,” or similar expressions or future conditional verbs such as “may,” “will,” “should,” “would,” and “could.” Forward-looking statements are based upon the current beliefs and expectations of management and on information currently available to management. Such statements speak as of the date hereof, and we do not assume any obligation to update the statements made herein or to update the reasons why actual results could differ from those contained in such statements in light of new information or future events.

Forward-looking statements are subject to significant risks and uncertainties. Investors are cautioned against placing undue reliance on such statements. Actual results may differ materially from those set forth in the forward-looking statements. Factors that could cause actual results to differ materially from those described in the forward-looking statements can be found in Item 1A of Part I of our 10-K and in other periodic reports that we file with the SEC.

About SunTrust

SunTrust Banks, Inc., headquartered in Atlanta, is one of the nation’s largest banking organizations, serving a broad range of consumer, commercial, corporate and institutional clients. As of June 30, 2010, SunTrust had total assets of $170.7 billion and total deposits of $118.7 billion. The Company operates an extensive branch and ATM network throughout the high-growth Southeast and Mid-Atlantic states and a full array of technology-based, 24-hour delivery channels. The Company also serves clients in selected markets nationally. Its primary businesses include deposit, credit, trust and investment services. Through various subsidiaries the Company provides mortgage banking, insurance, brokerage, investment management, equipment leasing and investment banking services. SunTrust’s Internet address is suntrust.com